EXHIBIT 99.1

   Ptek Holdings to Change Its Name to Premiere Global Services;
            Company to Market Its Services Under One Brand

    ATLANTA--(BUSINESS WIRE)--Dec. 1, 2004--Ptek Holdings, Inc. (NASDAQ:PTEK)(www.ptek.com), a leading provider of innovative business communications services, today announced plans to change its corporate name to Premiere Global Services, Inc. on January 3, 2005. The Company anticipates adopting Premiere Global Services(SM) as a unified brand for its operating units, Xpedite and Premiere Conferencing, during the course of next year.
    Management believes the new name better communicates the Company's mission of providing business communications services to global enterprises. The continuing convergence of voice and data has elevated the purchasing of communications services to a more central source in many customers' IT departments. By marketing its full suite of collaboration and data communication solutions as a single brand, the Company hopes to take advantage of this trend to sell additional services.
    "Changing our name to Premiere Global Services marks an important milestone for the Company," said Boland T. Jones, Ptek's Founder, Chairman and CEO. "More than ever, our 40,000 plus corporate accounts are increasingly recognizing us as a single source provider for their business communications needs."

    About Ptek Holdings, Inc.

    Ptek Holdings, Inc. is a leading provider of innovative business communications services for global enterprises. Customers use our global ASP platform to conduct traditional and VoIP-based collaboration sessions, and to process and deliver large quantities of individualized, business critical information, such as electronic statements and invoices, financial transaction and travel confirmations, and drug prescription renewals. Ptek serves companies in nearly every business sector, including healthcare, technology, publishing, financial services, travel and hospitality.
    Ptek Holdings' corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.ptek.com.

    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Ptek's forward-looking statements, including, but not limited to, the following factors: technological change; the development of alternatives to our services; our ability to manage our growth; integration of acquired companies; possible adverse effects on our financial condition if we are unable to retain IBM as a customer at the levels currently forecasted; possible adverse results of pending or future litigation or infringement claims; service interruptions; competitive pressures, including pricing pressures; general domestic and international economic, business or political conditions; legislative or regulatory changes; increased financial leverage; our dependence on our subsidiaries for cash flow; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the "Risk Factors Affecting Future Performance" section of our Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

    CONTACT: Ptek Holdings, Inc., Atlanta
             Investor Calls
             Sean O'Brien, 404-262-8462